Exhibit 10.15

CryoPort, Inc. Board of Directors Agreement

THIS CRYOPORT, INC. BOARD OF DIRECTORS AGREEMENT (“Agreement”) is entered into this 10th day of December, 2008 by and between CryoPort, Inc. (“The Company”), and Larry G. Stambaugh (“Larry Stambaugh”)

RECITALS

A.           Larry Stambaugh has considerable experience in and related to public companies, their boards of directors, corporate governance, corporate strategic planning, raising capital, and the biotech industry in general; and

B.           The Company desires to obtain the corporate governance and other board experiences of Larry Stambaugh, and Larry Stambaugh is willing to provide such assistance, with respect to the serving on the Company’s Board of Directors as its Chairman: and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged by each of the parties.  The Company and Larry Stambaugh hereby agree as follows:

1.           Appointment as Larry Stambaugh the Company Board of Directors and Election as Chairman:  The Company Board of Directors agrees too and has appointed Larry Stambaugh to the Company Board of Directors and elected him Chairman by Unanimous Consent of Action on December 5, 2008 in accordance with the provisions of NRS 87.315 of the General Corporation Law of the State of Nevada, an unsigned copy of which is attached hereto.

2.           Independent Director: Larry Stambaugh shall act in the capacity of an independent director as such is defined by the NASDAQ so long as such definition applies..

3.           Time Devoted to Company.  Larry Stambaugh shall spend approximately sixty (60) hours a month on Company business in his capacity as Chairman.

4.           Term of Agreement: Further this Agreement shall continue in force and effect, from time to time, until Larry Stambaugh is replaced either by a vote of the shareholders at any annual or special meeting as allowed under the Company By-Laws, or by a majority vote of the Company Board of Directors as allowed under the Company By-Laws.

5.           Compensation as Chairman:  As compensation for Larry  Stambaugh’s services as Chairman of the Company’s Board of Directors shall be as follows:

a)	$12,000 per month Board of Directors fee. First fee due and payable beginning for December 2008.

b)
500,000 cashless Company warrants at a strike price of $0.84. Said warrants shall vest over three (3) years in equal proportion, i.e. one third each of the three (3) years. Further, all warrants shall vest immediately with a change of control of the Company as defined in the warrant agreement.

6.           Representations and Warrants of the L Stambaugh:  Larry Stambaugh hereby represents and warrants as of the date hereof each of the following: (a) Larry Stambaugh has the power and authority to enter this agreement and to carry out its obligations hereunder.  The execution and delivery of this agreement by the Larry Stambaugh and the consummation by the Company of the transactions contemplated hereby have been duly authorized by Larry Stambaugh, and no other action on the part of the Larry Stambaugh is necessary to authorize this agreement and such transaction.

7.           Representations and warranties of the Company:  Company hereby represents and warrants as of the date hereof each of the following: (a) The Company has the requisite corporate power and authority to enter into the agreement and to carry out its obligations hereunder.  The execution and delivery of this agreement by the Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this agreement and such transaction.

8.           Notices: Any notice of communication to be given under the terms of this agreement shall be in writing and delivered in person or deposited certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to Larry Stambaugh:

Larry G. Stambaugh
Apercu Consulting
645 Front Street, #314
San Diego, CA 92101

If to Company:

CryoPort, Inc.
20382 Barents Sea Circle
Lake Forest, CA 92630

9.           Entire Agreement:  This agreement constitutes and embodies the full and complete understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior understandings whether oral or in writing and may not be modified except by writing signed by the Parties hereto.

10.            Successors and Assigns. The rights and benefits of the direct and indirect successor(s), assignor(s), and transferee(s) of both parties shall have no right to assign, transfer or otherwise dispose of his, hers, its, right, title and interest in and to any part of this Agreement or to assign of delegate the burdens hereof without prior written consent of the other party. Representative's obligations hereunder shall survive any termination of this Agreement.

11.           Modifications. Any modifications of this Agreement will be effective only if it is in writing and signed by the party to be charged.

12.           Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

13.           Governing Law and Jurisdiction. This Agreement shall be interpreted under and governed by the laws of the State of California, without regard to its conflicts of law principles.

14.           Arbitration:  The parties shall resolve any disputes arising hereunder before a panel of three arbitrators selected to pursuant to and run in accordance with the rules of the American Arbitration Association.  The arbitration shall be held in Orange County.  Each party shall bear their own attorney’s fees and costs of such arbitration. The successful party in the arbitration proceedings shall be entitled to seek an award of reasonable attorney’s fees from the Arbitrators.

15.           Headings. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or in any way limiting or amplifying the terms and provisions hereof.

16.           No Rights in Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereof and their respective successors and assigns or personal representatives, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, This CryoPort, Inc. Board of Directors Agreement has been executed as of the day and year first written above.

CryoPort, Inc.:

By:   /s/ Peter Berry________________

        Peter Berry___________________
                            Name
        CEO, President________________
                             Title

Larry G, Stambaugh:

  /s/ Larry G. Stambaugh____________

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